CMA Muni-State Municipal Series Trust
Series Number: 7
File Number: 811-5011
CIK Number: 810598
CMA Massachusetts Municipal Money Fund
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/09/2001	$ 20,400	Massachusetts State IPA, New England	3.40%	06/07/2001
06/07/2001	20,400	Massachusetts State IPA, New England	2.80	07/09/2001
07/09/2001	20,400	Massachusetts State IPA, New England	2.50	08/28/2001
08/28/2001	10,200	Massachusetts State IPA, New England	2.05	09/10/2001
08/28/2001	10,200	Massachusetts State IPA, New England	2.05	09/11/2001
09/10/2001	10,200	Massachusetts State IPA, New England	2.30	09/25/2001
09/17/2001	10,200	Massachusetts State IPA, New England	2.20	10/17/2001
09/25/2001	10,200	Massachusetts State IPA, New England	2.20	11/20/2001
10/17/2001	10,200	Massachusetts State IPA, New England	2.00	11/26/2001
11/20/2001	10,200	Massachusetts State IPA, New England	1.70	12/03/2001
11/26/2001	10,200	Massachusetts State IPA, New England	1.65	01/28/2002
12/03/2001	10,200	Massachusetts State IPA, New England	1.55	01/28/2002
01/28/2002	10,200	Massachusetts State - Heritage	1.25	03/12/2002
01/28/2002	10,200	Massachusetts State - Heritage	1.25	04/08/2002
03/12/2002	10,200	Massachusetts State IPA, New England	1.30	05/09/2002
03/25/2002	3,800	Massachusetts State IPA	1.40	03/26/2002

Last Updated on 05/29/2002
By Win95 User